Exhibit 10.7

BRILLIANT EARTH GROUP, INC.

September 22, 2021

Jeffrey Kuo

c/o Brilliant Earth Group, Inc.

300 Grant Avenue, Third Floor

San Francisco, CA 94108

Re: Amended and Restated Offer Letter

Dear Mr. Kuo:

Brilliant Earth Group, Inc. (together with any of its subsidiaries and affiliates as may employ you from time to time, the “Company”) desires to continue your employment on the terms set forth in this letter agreement (this “Letter Agreement”) effective as of the date first set forth above (the “Effective Date”). Effective as of the Effective Date, this Letter Agreement amends and restates in its entirety the offer letter entered into between you and the Company, dated as of December 23, 2014 (the “Original Offer Letter”).

1. Position. Your title will continue to be Chief Financial Officer and you will continue to have the duties as are normally associated with such position or as otherwise determined by the Board of Directors of the Company (the “Board”). You will continue to report to the Chief Executive Officer of the Company. This is a full-time position. While you render services to the Company, you will use your best efforts to promote the interests of the Company, you will devote your full business time and effort to the Company’s business and affairs and you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. In the course of your employment with the Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. By signing this Letter Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation.

A.

Base Salary. Effective as of the Effective Date, you shall continue to be entitled to receive a base salary at the rate of $315,000 per year (as adjusted from time to time, your “Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions. Your Base Salary shall be subject to adjustment from time to time, as determined by the Board or its Compensation Committee (the “Compensation Committee”). Without limiting the foregoing, effective as of January 1, 2022, your Base Salary shall be increased to $375,000 per year, subject to you continued employment hereunder.

B.

Bonus: In addition to your Base Salary, you will be eligible to earn an annual cash performance bonus, which shall be targeted at $150,000 for fiscal year 2021 and 50% of your Base Salary for each fiscal year thereafter (the “Target Bonus”). The amount of your Target Bonus that will be payable to you in respect of any fiscal year shall be based on the attainment of performance metrics and/or individual performance objectives, in each case established and evaluated by the Board or the Compensation Committee. In the event you and/or the Company fail to meet threshold performance for the metrics and objectives for a fiscal year, you will not be entitled to any portion of your Target Bonus. Otherwise, the amount payable to you may range from 50% of your Target Bonus at threshold performance to 150% of your Target Bonus for performance at or above the maximum level established by the Board or Compensation Committee. Any portion of the Target Bonus earned by you will be paid in the year following the year to which the annual bonus relates, provided you remain employed by the Company through the applicable payment date.

3. Equity Grant. During your employment with the Company, you will be eligible to participate in the Company’s 2021 Incentive Award Plan or such other equity incentive plan(s) then in effect and be granted such equity awards thereunder, if any, as determined appropriate by the Board or the Compensation Committee. In the first quarter of 2022, subject to approval by the Board or the Compensation Committee, the Company will grant you one or more equity awards (which may consist of restricted stock units, stock options, or a combination thereof), which equity award(s) shall have a total value of approximately $800,000 (which value shall be determined by the Board in its discretion in accordance with applicable Company policies) and shall vest over four years.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits that the Company (in its sole discretion) has established or will establish in the future. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Proprietary Information and Inventions Agreement. You will remain bound by your Proprietary Information and Inventions Agreement with the Company (or its predecessor in interest, as applicable).

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Letter Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Taxes. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This Letter Agreement supersedes and replaces any prior agreements (including, without limitation, the Original Offer Letter), representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This Letter Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

9. Arbitration. Any controversy or claim arising out of this Letter Agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Francisco County, California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. A current copy of such rules may be found at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

10. Non Solicitation. For a two year period following the termination of your employment for any reason or without reason, you shall not solicit or induce any person who was an employee of the Company as of the date of your termination or within three months prior to leaving employment with the Company or any of its subsidiaries to leave their employment with the Company.

* * * * *

You may indicate your agreement with these terms of your employment by signing and dating this Letter Agreement and returning it to me.

Very truly yours,

BRILLIANT EARTH GROUP, INC.

By:	/s/ Beth Gerstein
Name:	Beth Gerstein
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Jeffrey Kuo
Name: Jeffrey Kuo

September 22, 2021

Date: